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                                                                  EXHIBIT 99

Siboney Corporation Extends Odd Lot Buy Back Offer

Friday, April 25, 2003

St. Louis - (BUSINESS WIRE) - April 25, 2003 - Siboney Corporation (OTCBB:SBON- News) announced that it has extended its previously announced odd lot buy back program, whereby the company will offer to purchase shares from holders of 99 shares or less for a price of $.30 per share net to the seller in cash, which represents a premium of more than 50% over the closing price of Siboney Corporation common stock on April 24, 2003.

The original expiration date of April 25, 2003 has been extended to May 30, 2003. Shares tendered as of April 25, 2003 will be purchased by the Company on that date pursuant to the tender offer.

The offer is being administered by the Company's transfer agent, Registrar and Transfer Company and is available to holders of record March 5, 2003. Each odd-lot holder desiring to accept the offer must sell all their shares. The Company has instructed its transfer agent to once again mail the terms of the offer and response documents to those remaining odd lot holders who have not tendered their shares.

Tim Tegeler, Chairman and CEO of Siboney Corporation, said: "We are extending our offer in order that those shareholders who own 99 shares or less may conveniently sell their shares, if they do desire, at a premium to market price and at no cost or commission. Thus far, approximately 11,000 shares have been tendered by approximately 300 holders. While the Company is not recommending that any holder sell their shares and we encourage each holder to make their own decision as to whether to sell shares in the tender offer, we felt that extending the offer would be beneficial to our remaining odd lot holders."

Inquiries about the offer may be directed to the Registrar and Transfer Company at 1-800-368-5948 or by contacting the Company.

Any forward-looking statement is necessarily subject to significant uncertainties and risks. The words "believes", "anticipates", "intends", "expects" and similar expressions are intended to identify forward-looking statements. Actual results could be materially different. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Siboney Corporation, St. Louis
Becky Braddock, 314-822-3163